CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” for the Neuberger Berman Institutional Cash Fund (one of the series of Neuberger Berman Institutional Liquidity Series) Trust Class Shares Prospectus, and “Independent Registered Public Accounting Firms” and “Financial Statements” in the Neuberger Berman Institutional Liquidity Series’ Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 8 to the Registration Statement (Form N-1A, No. 333-120168) of our report dated May 13, 2009, on the financial statements and financial highlights of Neuberger Berman Institutional Cash Fund, included in the March 31, 2009 Annual Report to Shareholders of Neuberger Berman Money Market Funds.

Boston, Massachusetts
July 29, 2009